Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-284538

GS Finance Corp. $946,000 Callable Contingent Coupon Underlier-Linked Notes due 2030 guaranteed by The Goldman Sachs Group, Inc.

The notes do not pay a fixed coupon and may pay no coupon on a payment date. The amount that you will be paid on your notes is based on the performances of the S&P 500® Index, the iShares® 20+ Year Treasury Bond ETF, the State Street® Utilities Select Sector SPDR® ETF and the SPDR® Gold Trust. The notes will mature on July 8, 2030, unless we redeem them.

The return on your notes is linked, in part, to the performance of each of the iShares® 20+ Year Treasury Bond ETF and the State Street® Utilities Select Sector SPDR® ETF (each, an ETF) and in each case not to that of the index on which such ETF is based.

We may redeem your notes at 100% of their face amount plus any coupon then due on any monthly payment date (each date specified as such on page PS-5 of this pricing supplement, commencing in August 2026 and ending on the stated maturity date) on or after the payment date in October 2026 up to the payment date in June 2030.

If we do not redeem your notes, if the closing level of each underlier is greater than or equal to 70% of its initial level (the initial level is 7,483.24 with respect to the S&P 500® Index, $85.51 with respect to the iShares® 20+ Year Treasury Bond ETF, $45.76 with respect to the State Street® Utilities Select Sector SPDR® ETF and $378.13 with respect to the SPDR® Gold Trust (which in each case is an intra-day level or the closing level of such underlier on the trade date (July 2, 2026))) on an observation date (each date specified as such on page PS-5 of this pricing supplement), you will receive on the applicable payment date a coupon of $9.625 (0.9625% monthly, or the potential for up to 11.55% per annum) for each $1,000 face amount of your notes. If the closing level of any underlier on an observation date is less than 70% of its initial level, you will not receive a coupon on the applicable payment date.

If we do not redeem your notes, the amount that you will be paid on your notes at maturity, in addition to the final coupon, if any, is based on the performance of the lesser performing underlier (the underlier with the lowest underlier return). The underlier return for each underlier is the percentage increase or decrease in the final level of such underlier on the determination date (the final observation date, July 2, 2030) from its initial level.

At maturity, for each $1,000 face amount of your notes you will receive an amount in cash equal to:

•
if the underlier return of each underlier is greater than or equal to -30% (the final level of each underlier is greater than or equal to 70% of its initial level), $1,000 plus the final coupon of $9.625; or
•
if the underlier return of each underlier is greater than or equal to -40% (the final level of each underlier is greater than or equal to 60% of its initial level), but the underlier return of any underlier is less than -30% (the final level of any underlier is less than 70% of its initial level), $1,000 (you will not receive a coupon); or
•
if the underlier return of any underlier is less than -40% (the final level of any underlier is less than 60% of its initial level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the lesser performing underlier return. You will receive less than 60% of the face amount of your notes and you will not receive a final coupon.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-16.

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $980 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	July 7, 2026	Original issue price:	100% of the face amount
Underwriting discount:	0.3% of the face amount	Net proceeds to the issuer:	99.7% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 25,599 dated July 2, 2026.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC, or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $980 per $1,000 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $20 per $1,000 face amount).

Prior to October 7, 2026, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through October 6, 2026). On and after October 7, 2026, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

•
General terms supplement no. 17,745 dated January 20, 2026
•
Underlier supplement no. 49 dated June 24, 2026
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The notes will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021.

TERMS AND CONDITIONS

CUSIP / ISIN: 40054XCV8 / US40054XCV82

Company (Issuer): GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Underliers (each individually, an underlier): the S&P 500® Index (current Bloomberg symbol: “SPX Index”), or any successor underlier, the iShares® 20+ Year Treasury Bond ETF (current Bloomberg symbol: “TLT UQ Equity”), or any successor underlier, the State Street® Utilities Select Sector SPDR® ETF (current Bloomberg symbol: “XLU UP Equity”), or any successor underlier, and the SPDR® Gold Trust (current Bloomberg symbol: "GLD UP"), or any successor underlier, as each may be modified, replaced or adjusted from time to time as provided herein

Underlying indices (each individually, an underlying index): with respect to the iShares® 20+ Year Treasury Bond ETF and the State Street® Utilities Select Sector SPDR® ETF, the index tracked by such underlier

Face amount: $946,000 in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date

Authorized denominations: $1,000 or any integral multiple of $1,000 in excess thereof

Principal amount: Subject to redemption by the company as provided under “— Company’s redemption right ” below, on the stated maturity date, in addition to the final coupon, if any, the company will pay, for each $1,000 of the outstanding face amount, an amount, if any, in cash equal to the cash settlement amount.

Cash settlement amount:

•
if the final underlier level of each underlier is greater than or equal to its trigger buffer level, $1,000; or
•
if the final underlier level of any underlier is less than its trigger buffer level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the lesser performing underlier return

Company’s redemption right: the company may redeem this note, at its option, in whole but not in part, on each coupon payment date commencing in October 2026 and ending in June 2030, for an amount in cash for each $1,000 of the outstanding face amount on the redemption date equal to 100% of such $1,000 face amount plus any coupon then due.

If the company chooses to exercise the company’s redemption right, it will notify the holder of this note and the trustee by giving at least three business days’ prior notice. The day the company gives the notice, which will be a business day, will be the redemption notice date and the immediately following coupon payment date, which the company will state in the redemption notice, will be the redemption date.

The company will not give a redemption notice that results in a redemption date later than the June 2030 coupon payment date. A redemption notice, once given, shall be irrevocable.

Initial underlier level: 7,483.24 with respect to the S&P 500® Index, $85.51 with respect to the iShares® 20+ Year Treasury Bond ETF, $45.76 with respect to the State Street® Utilities Select Sector SPDR® ETF and $378.13 with respect to the SPDR® Gold Trust. The initial underlier level of each underlier is an intra-day level or the closing level of such underlier on the trade date.

Final underlier level: with respect to an underlier, the closing level of such underlier on the determination date, subject to adjustment as provided in “— Consequences of a market disruption event or a non-trading day” and “— Discontinuance or modification of an underlier” below

Underlier return: with respect to an underlier, the quotient of (i) its final underlier level minus its initial underlier level divided by (ii) its initial underlier level, expressed as a percentage

Lesser performing underlier return: the underlier return of the lesser performing underlier

Lesser performing underlier: the underlier with the lowest underlier return

Trigger buffer level: for each underlier, 60% of its initial underlier level

Coupon: subject to the company’s redemption right, on each coupon payment date, for each $1,000 of the outstanding face amount, the company will pay an amount in cash equal to:

•
if the closing level of each underlier on the related coupon observation date is greater than or equal to its coupon trigger level, $9.625 (0.9625% monthly, or the potential for up to 11.55% per annum); or
•
if the closing level of any underlier on the related coupon observation date is less than its coupon trigger level, $0

The coupon paid on any coupon payment date will be paid to the person in whose name this note is registered as of the close of business on the regular record date for such coupon payment date. If the coupon is due at maturity but on a day that is not a coupon payment date, the coupon will be paid to the person entitled to receive the principal of this note.

Coupon trigger level: for each underlier, 70% of its initial underlier level

Trade date: July 2, 2026

Original issue date: July 7, 2026

Determination date: the last coupon observation date, July 2, 2030, subject to adjustment as described under “— Coupon observation dates” below.

Stated maturity date: July 8, 2030, unless that day is not a business day, in which case the stated maturity date will be postponed to the next following business day. If the determination date is postponed as described under “— Determination date” above, the stated maturity date will be postponed as provided under “— Coupon payment dates” below.

Coupon observation dates: each date specified as such in the table under “— Coupon payment dates” below, unless the calculation agent determines that, with respect to any underlier, a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day.

In the event the originally scheduled coupon observation date is a non-trading day with respect to any underlier, the coupon observation date will be the first day thereafter that is a trading day for all underliers (the “first qualified coupon trading day”) provided that no market disruption event occurs or is continuing with respect to an underlier on that day. If a market disruption event with respect to an underlier occurs or is continuing on the originally scheduled coupon observation date or the first qualified coupon trading day, the coupon observation date will be the first following trading day on which the calculation agent determines that each underlier has had at least one trading day (from and including the originally scheduled coupon observation date or the first qualified coupon trading day, as applicable) on which no market disruption event has occurred or is continuing and the closing level of each underlier for that coupon observation date will be determined on or prior to the postponed coupon observation date as set forth under “— Consequences of a market disruption event or a non-trading day” below. (In such case, the coupon observation date may differ from the date on which the level of an underlier is determined for the purpose of the calculations to be performed on the coupon observation date.) In no event, however, will the coupon observation date be postponed to a date later than the originally scheduled coupon payment date or, if the originally scheduled coupon payment date is not a business day, later than the first business day after the originally scheduled coupon payment date, either due to the occurrence of serial non-trading days or due to the occurrence of one or more market disruption events. On such last possible coupon observation date applicable to the relevant coupon payment date, if a market disruption event occurs or is continuing with respect to an underlier that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such underlier, that day will nevertheless be the coupon observation date.

Coupon payment dates: each date specified as such in the table below, unless, for any such coupon payment date, that day is not a business day, in which case such coupon payment date will be postponed to the next following business day. If a coupon observation date is postponed as described under “— Coupon observation dates” above, the related coupon payment date will be postponed by the same number of business day(s) from but excluding the originally scheduled coupon observation date to and including the actual coupon observation date.

Coupon Observation Dates	Coupon Payment Dates
August 3, 2026	August 6, 2026
September 2, 2026	September 8, 2026
October 2, 2026	October 7, 2026
November 2, 2026	November 5, 2026
December 2, 2026	December 7, 2026
January 4, 2027	January 7, 2027
February 2, 2027	February 5, 2027
March 2, 2027	March 5, 2027
April 2, 2027	April 7, 2027
May 3, 2027	May 6, 2027
June 2, 2027	June 7, 2027
July 2, 2027	July 8, 2027
August 2, 2027	August 5, 2027
September 2, 2027	September 8, 2027
October 4, 2027	October 7, 2027
November 2, 2027	November 5, 2027
December 2, 2027	December 7, 2027
January 3, 2028	January 6, 2028
February 2, 2028	February 7, 2028
March 2, 2028	March 7, 2028
April 3, 2028	April 6, 2028
May 2, 2028	May 5, 2028
June 2, 2028	June 7, 2028
July 3, 2028	July 7, 2028
August 2, 2028	August 7, 2028
September 5, 2028	September 8, 2028
October 2, 2028	October 5, 2028
November 2, 2028	November 7, 2028
December 4, 2028	December 7, 2028
January 2, 2029	January 5, 2029
February 2, 2029	February 7, 2029
March 2, 2029	March 7, 2029
April 2, 2029	April 5, 2029
May 2, 2029	May 7, 2029
June 4, 2029	June 7, 2029
July 2, 2029	July 6, 2029

August 2, 2029	August 7, 2029
September 4, 2029	September 7, 2029
October 2, 2029	October 5, 2029
November 2, 2029	November 7, 2029
December 3, 2029	December 6, 2029
January 2, 2030	January 7, 2030
February 4, 2030	February 7, 2030
March 4, 2030	March 7, 2030
April 2, 2030	April 5, 2030
May 2, 2030	May 7, 2030
June 3, 2030	June 6, 2030

Closing level: on any trading day, (i) with respect to the S&P 500® Index, the official closing level of such underlier or any successor underlier published by the underlier sponsor on such trading day for such underlier and (ii) with respect to the iShares® 20+ Year Treasury Bond ETF, the State Street® Utilities Select Sector SPDR® ETF or the SPDR® Gold Trust, the closing sale price or last reported sale price, regular way, for such underlier, on a per-share or other unit basis:

•
on the principal national securities exchange on which such underlier is listed for trading on that day, or
•
if such underlier is not listed on any national securities exchange on that day, on any other U.S. national market system that is the primary market for the trading of such underlier.

If the iShares® 20+ Year Treasury Bond ETF, the State Street® Utilities Select Sector SPDR® ETF or the SPDR® Gold Trust is not listed or traded as described above, then the closing level for such underlier on any day will be the average, as determined by the calculation agent, of the bid prices for such underlier obtained from as many dealers in such underlier selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or the company’s affiliates.

The closing level of each of the iShares® 20+ Year Treasury Bond ETF, the State Street® Utilities Select Sector SPDR® ETF and the SPDR® Gold Trust is subject to adjustment as described under “— Anti-dilution adjustments” below.

Trading day: (i) with respect to the S&P 500® Index, a day on which the respective principal securities markets for all of its underlier securities are open for trading, the underlier sponsor is open for business and such underlier is calculated and published by the underlier sponsor and (ii) with respect to the iShares® 20+ Year Treasury Bond ETF, the State Street® Utilities Select Sector SPDR® ETF or the SPDR® Gold Trust, a day on which (a) the exchange on which such underlier has its primary listing is open for trading and (b) the price of one share of such underlier is quoted by the exchange on which such underlier has its primary listing.

Successor underlier: with respect to an underlier, any substitute underlier approved by the calculation agent as a successor as provided under “— Discontinuance or modification of an underlier” below

Underlier sponsor: with respect to the S&P 500® Index, at any time, the person or entity, including any successor sponsor, that determines and publishes such underlier as then in effect. The notes are not sponsored, endorsed, sold or promoted by any underlier sponsor or any affiliate thereof and no underlier sponsor or affiliate thereof makes any representation regarding the advisability of investing in the notes.

ETF investment advisor: with respect to the iShares® 20+ Year Treasury Bond ETF, the State Street® Utilities Select Sector SPDR® ETF or the SPDR® Gold Trust, at any time, the person or entity, including any successor investment advisor or trustee, as applicable, that serves as an investment advisor or trustee to such underlier as then in effect

Underlier securities: with respect to an underlier, at any time, the securities that comprise such underlier as then in effect, after giving effect to any additions, deletions or substitutions

Market disruption event: (i) With respect to the S&P 500® Index, on any given trading day, any of the following will be a market disruption event:

•
a suspension, absence or material limitation of trading in underlier securities constituting 20% or more, by weight, of such underlier on their respective primary markets, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,
•
a suspension, absence or material limitation of trading in option or futures contracts relating to such underlier or to underlier securities constituting 20% or more, by weight, of such underlier in the respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or
•
underlier securities constituting 20% or more, by weight, of such underlier, or option or futures contracts, if available, relating to such underlier or to underlier securities constituting 20% or more, by weight, of such underlier do not trade on what were the respective primary markets for those underlier securities or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that such event could materially interfere with the ability of the company or any of its affiliates or a similarly situated person to unwind all or a material portion of a hedge that could be effected with respect to this note.

The following events will not be market disruption events:

•
a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
•
a decision to permanently discontinue trading in option or futures contracts relating to such underlier or to any underlier security.

For this purpose, an “absence of trading” in the primary securities market on which an underlier security is traded, or on which option or futures contracts relating to such underlier or an underlier security are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an underlier security or in option or futures contracts, if available, relating to such underlier or an underlier security in the primary market for that stock or those contracts, by reason of:

•
a price change exceeding limits set by that market,
•
an imbalance of orders relating to that underlier security or those contracts, or
•
a disparity in bid and ask quotes relating to that underlier security or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

(ii) With respect to the iShares® 20+ Year Treasury Bond ETF, the State Street® Utilities Select Sector SPDR® ETF or the SPDR® Gold Trust, on any given trading day, any of the following will be a market disruption event:

•
a suspension, absence or material limitation of trading in such underlier on its primary market for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,
•
a suspension, absence or material limitation of trading in option or futures contracts relating to such underlier in the primary market for those contracts for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or
•
such underlier does not trade on what was the primary market for such underlier, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of the company or any of its affiliates or a similarly situated person to unwind all or a material portion of a hedge that could be effected with respect to this note.

The following events will not be market disruption events:

•
a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
•
a decision to permanently discontinue trading in option or futures contracts relating to such underlier.

For this purpose, an “absence of trading” in the primary securities market on which shares of such underlier are traded, or on which option or futures contracts, if available, relating to such underlier are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in shares of such underlier or in option or futures contracts, if available, relating to such underlier in the primary market for such underlier or those contracts, by reason of:

•
a price change exceeding limits set by that market,
•
an imbalance of orders relating to the shares of such underlier or those contracts, or
•
a disparity in bid and ask quotes relating to the shares of such underlier or those contracts,

will constitute a suspension or material limitation of trading in shares of such underlier or those contracts in that market.

(iii) A market disruption event with respect to one underlier will not, by itself, constitute a market disruption event for any unaffected underlier.

Consequences of a market disruption event or a non-trading day: With respect to any underlier, if a market disruption event occurs or is continuing on a day that would otherwise be a coupon observation date (and the determination date in the case of the last coupon observation date), or such day is not a trading day, then such coupon observation date will be postponed as described under “— Coupon observation dates” above. If any coupon observation date (and the determination date in the case of the last coupon observation date) is postponed to the last possible date due to the occurrence of serial non-trading days, the level of each underlier will be the calculation agent’s assessment of such level, in its sole discretion, on such last possible postponed coupon observation date (and the determination date in the case of the last coupon observation date). If any coupon observation date (and the determination date in the case of the last coupon observation date) is postponed due to a market disruption event with respect to any underlier, the closing level of each underlier with respect to such coupon observation date (and the final underlier level with respect to the determination date) will be calculated based on (i) for any underlier that is not affected by a market disruption event on the applicable originally scheduled coupon observation date or the first qualified coupon trading day thereafter (if applicable), the closing level of the underlier on that date, (ii) for any underlier that is affected by a market disruption event on the applicable originally scheduled coupon observation date or the first qualified coupon trading day thereafter (if applicable), the closing level of the underlier on the first following trading day on which no market disruption event exists for such underlier and (iii) the calculation agent’s assessment, in its sole discretion, of the level of any underlier on the last possible postponed coupon observation date with respect to such underlier as to which a market disruption event continues through the last possible postponed coupon observation date. As a result, this could result in the closing level on any coupon observation date (or final underlier level on the determination date) of each underlier being determined on different calendar dates. For the avoidance of doubt, once the closing level for an underlier is determined for a coupon observation date (or the determination date in the case of the last coupon observation date), the occurrence of a later market disruption event or non-trading day will not alter such calculation.

Discontinuance or modification of an underlier: (i) If, with respect to the S&P 500® Index, the underlier sponsor discontinues publication of the underlier and such underlier sponsor or anyone else publishes a substitute underlier that the calculation agent determines is comparable to such underlier and approves as a successor underlier, or if the calculation agent designates a substitute underlier, then the calculation agent will determine the coupon payable, if any, on the relevant coupon payment date or the cash settlement amount on the stated maturity date, as applicable, by reference to such successor underlier.

If the calculation agent determines on a coupon observation date or the determination date, as applicable, that the publication of the underlier is discontinued and there is no successor underlier, the calculation agent will determine the coupon or the cash settlement amount, as applicable, on the related coupon payment date or the stated maturity date, as applicable, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such underlier.

If the calculation agent determines that (a) the underlier, the underlier securities comprising such underlier or the method of calculating such underlier is changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of such underlier or the underlier securities and whether the change is made by the underlier sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor underlier, is due to events affecting one or more of the underlier securities or their issuers or is due to any other reason — and is not otherwise reflected in the level of the underlier by the underlier sponsor pursuant to the then-current underlier methodology of the underlier or (b) there has been a split or reverse split of the underlier, then the calculation agent will be permitted (but not required) to make such adjustments in such underlier or the method of its calculation as it believes are appropriate to ensure that the levels of such underlier used to determine the coupon or cash settlement amount, as applicable, on the related coupon payment date or the stated maturity date, as applicable, is equitable.

(ii) If, with respect to the iShares® 20+ Year Treasury Bond ETF or the State Street® Utilities Select Sector SPDR® ETF, such underlier is delisted from the exchange on which the underlier has its primary listing and the ETF investment advisor or anyone else publishes a substitute underlier that the calculation agent determines is comparable to such underlier and approves as a successor underlier, or if the calculation agent designates a substitute underlier, then the calculation agent will determine the coupon payable, if any, on the relevant coupon payment date or the cash settlement amount on the stated maturity date, as applicable, by reference to such successor underlier.

If the calculation agent determines on a coupon observation date or the determination date, as applicable, that the underlier is delisted or withdrawn from the exchange on which the underlier has its primary listing and there is no successor underlier, the calculation agent will determine the coupon or the cash settlement amount, as applicable, on the related coupon payment date or the stated maturity date, as applicable, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such underlier.

If the calculation agent determines that the underlier, the underlier securities comprising such underlier or the method of calculating such underlier is changed at any time in any respect — including any split or reverse split of the underlier, a material change in the investment objective of the underlier and any addition, deletion or substitution and any reweighting or rebalancing of such underlier or of the underlier securities and whether the change is made by the ETF investment advisor under its existing policies or following a modification of those policies, is due to the publication of a successor underlier, is due to events affecting one or more of the underlier securities or their issuers or is due to any other reason — then the calculation agent will be permitted (but not required) to make such adjustments in such underlier or the method of its calculation as it believes are appropriate to ensure that the levels of such underlier used to determine the coupon or cash settlement amount, as applicable, on the related coupon payment date or the stated maturity date, as applicable, is equitable.

(iii) If, with respect to the SPDR® Gold Trust, such underlier is delisted from the exchange on which the underlier has its primary listing and its ETF investment advisor or anyone else publishes a substitute underlier that the calculation agent determines is comparable to such underlier and approves as a successor underlier, or if the calculation agent designates a substitute underlier, then the calculation agent will determine the coupon payable, if any, on the relevant coupon payment date, or the cash settlement amount on the stated maturity date, as applicable, by reference to such successor underlier.

If the calculation agent determines on a coupon observation date or the determination date, as applicable, that such underlier is delisted or withdrawn from the exchange on which the underlier has its primary listing and there is no successor underlier, the calculation agent will determine the coupon or the cash settlement amount, as applicable, on the related coupon payment date or the stated maturity date, as applicable, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the underlier.

If the calculation agent determines that such underlier or the method of calculating such underlier is changed at any time in any respect — including any split or reverse split of the underlier, a material change in the investment objective of the underlier and any addition, deletion or substitution and any reweighting or rebalancing of such underlier and whether the change is made by the ETF investment advisor under its existing policies or following a modification of those policies, is due to the publication of a successor underlier or is due to any other reason — then the calculation agent will be permitted (but not required) to make such adjustments in such underlier or the method of its calculation as it believes are appropriate to ensure that the levels of such underlier used to determine the coupon or cash settlement amount, as applicable, on the related coupon payment date or the stated maturity date, as applicable, is equitable.

(iv) All determinations and adjustments to be made by the calculation agent with respect to an underlier may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Regular record dates: the scheduled business day immediately preceding the day on which payment is to be made (as such payment date may be adjusted)

Anti-dilution adjustments: the calculation agent will have discretion to adjust the closing level of the iShares® 20+ Year Treasury Bond ETF, the State Street® Utilities Select Sector SPDR® ETF or the SPDR® Gold Trust if

certain events occur (including those described above under “— Discontinuance or modification of an underlier”). In the event that any event other than a delisting or withdrawal from the relevant exchange occurs, the calculation agent shall determine whether and to what extent an adjustment should be made to the level of such underlier or any other term. The calculation agent shall have no obligation to make an adjustment for any such event.

Calculation agent: Goldman Sachs & Co. LLC (“GS&Co.”)

Tax characterization: The holder, on behalf of itself and any other person having a beneficial interest in this note, hereby agrees with the company (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to characterize this note for all U.S. federal income tax purposes as an income-bearing pre-paid derivative contract in respect of the underliers.

Overdue principal rate and overdue coupon rate: the effective Federal Funds rate

Hypothetical ExampleS

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate (i) the impact that various hypothetical closing levels of the underliers on a coupon observation date could have on the coupon payable, if any, on the related coupon payment date and (ii) the impact that various hypothetical closing levels of the lesser performing underlier on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of underlier levels that are entirely hypothetical; no one can predict what the closing level of any underlier will be on any day throughout the life of your notes, what the closing level of any underlier will be on any coupon observation date and what the final underlier level of the lesser performing underlier will be on the determination date. The underliers have been highly volatile in the past — meaning that the underlier levels have changed substantially in relatively short periods — and their performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date or date of early redemption. If you sell your notes in a secondary market prior to the stated maturity date or date of early redemption, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underliers, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-16 of this pricing supplement. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Coupon	$9.625 (0.9625% monthly, or the potential for up to 11.55% per annum)
Trigger buffer level	with respect to each underlier, 60% of its initial underlier level
Coupon trigger level	with respect to each underlier, 70% of its initial underlier level
Neither a market disruption event nor a non-trading day occurs on any originally scheduled coupon observation date or the originally scheduled determination date

No change in or affecting any underlier, any underlier security, any policy of the applicable ETF investment advisor or any method by which the applicable underlier sponsor calculates its underlier or the applicable sponsor of the underlier’s underlying index calculates its underlying index

Notes purchased on original issue date at the face amount and held to the stated maturity date or date of early redemption

For these reasons, the actual performance of the underliers over the life of your notes, the actual underlier levels on any coupon observation date, as well as the coupon payable, if any, on each coupon payment date, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement. For information about the underlier levels during recent periods, see “The Underliers — Historical Closing Levels of the Underliers” on page PS-31. Before investing in the notes, you should consult publicly available information to determine the underlier levels between the date of this pricing supplement and the date of your purchase of the notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier securities.

Hypothetical Coupon Payments

The examples below show hypothetical performances of each underlier as well as the hypothetical coupons, if any, that we would pay on each coupon payment date with respect to each $1,000 face amount of the notes if the hypothetical closing level of each underlier on the applicable coupon observation date was the percentage of its initial underlier level shown.

Scenario 1

Hypothetical Coupon Observation Date	Hypothetical Closing Level of the S&P 500® Index (as Percentage of Initial Underlier Level)	Hypothetical Closing Level of the iShares® 20+ Year Treasury Bond ETF (as Percentage of Initial Underlier Level)	Hypothetical Closing Level of the State Street® Utilities Select Sector SPDR® ETF (as Percentage of Initial Underlier Level)	Hypothetical Closing Level of the SPDR® Gold Trust (as Percentage of Initial Underlier Level)	Hypothetical Coupon
First	30%	40%	40%	40%	$0
Second	90%	85%	85%	85%	$9.625
Third	45%	50%	50%	50%	$0
Fourth	45%	55%	55%	55%	$0
Fifth	85%	95%	95%	95%	$9.625
Sixth	70%	50%	50%	50%	$0
Seventh	60%	30%	60%	40%	$0
Eighth	50%	65%	45%	65%	$0
Ninth	110%	55%	55%	55%	$0
Tenth	50%	60%	45%	60%	$0
Eleventh	60%	30%	40%	65%	$0
Twelfth – Forty-Eighth	70%	55%	55%	55%	$0
				Total Hypothetical Coupons	$19.25

In Scenario 1, the hypothetical closing level of each underlier increases and decreases by varying amounts on each hypothetical coupon observation date. Because the hypothetical closing level of each underlier on the second and fifth hypothetical coupon observation dates is greater than or equal to its coupon trigger level, the total of the hypothetical coupons in Scenario 1 is $19.25. Because the hypothetical closing level of at least one underlier on all other hypothetical coupon observation dates is less than its coupon trigger level, no further coupons will be paid, including at maturity.

Scenario 2

Hypothetical Coupon Observation Date	Hypothetical Closing Level of the S&P 500® Index (as Percentage of Initial Underlier Level)	Hypothetical Closing Level of the iShares® 20+ Year Treasury Bond ETF (as Percentage of Initial Underlier Level)	Hypothetical Closing Level of the State Street® Utilities Select Sector SPDR® ETF (as Percentage of Initial Underlier Level)	Hypothetical Closing Level of the SPDR® Gold Trust (as Percentage of Initial Underlier Level)	Hypothetical Coupon
First	110%	110%	60%	60%	$0
Second	50%	50%	65%	65%	$0
Third	45%	45%	55%	55%	$0
Fourth	55%	55%	60%	60%	$0
Fifth	40%	40%	65%	65%	$0
Sixth	70%	70%	55%	55%	$0
Seventh	40%	40%	60%	60%	$0
Eighth	50%	50%	65%	65%	$0
Ninth	50%	50%	55%	55%	$0
Tenth	110%	110%	60%	60%	$0
Eleventh	50%	50%	65%	65%	$0
Twelfth – Forty-Eighth	60%	60%	55%	55%	$0
				Total Hypothetical Coupons	$0

In Scenario 2, the hypothetical closing level of each underlier increases and decreases by varying amounts on each hypothetical coupon observation date. Because in each case the hypothetical closing level of at least one underlier on the related coupon observation date is less than its coupon trigger level, you will not receive a coupon payment on the applicable hypothetical coupon payment date. Since this occurs on every hypothetical coupon observation date, the overall return you earn on your notes will be less than zero. Therefore, the total of the hypothetical coupons in Scenario 2 is $0.

Scenario 3

Hypothetical Coupon Observation Date	Hypothetical Closing Level of the S&P 500® Index (as Percentage of Initial Underlier Level)	Hypothetical Closing Level of the iShares® 20+ Year Treasury Bond ETF (as Percentage of Initial Underlier Level)	Hypothetical Closing Level of the State Street® Utilities Select Sector SPDR® ETF (as Percentage of Initial Underlier Level)	Hypothetical Closing Level of the SPDR® Gold Trust (as Percentage of Initial Underlier Level)	Hypothetical Coupon
First	55%	50%	60%	60%	$0
Second	50%	55%	65%	65%	$0
Third	115%	110%	115%	115%	$9.625
				Total Hypothetical Coupons	$9.625

In Scenario 3, the hypothetical closing level of each underlier is less than its coupon trigger level on the first two hypothetical coupon observation dates, but increases to a level that is greater than its initial underlier level on the third hypothetical coupon observation date. Further, we also exercise our early redemption right with respect to a redemption on the third coupon payment date (which is also the first hypothetical date with respect to which we could exercise such right). Therefore, on the third coupon payment date (the redemption date), in addition to the hypothetical coupon of $9.625, you will receive an amount in cash equal to $1,000 for each $1,000 face amount of your notes.

Hypothetical Payment at Maturity

If the notes are not redeemed, the cash settlement amount we would deliver for each $1,000 face amount of your notes on the stated maturity date will depend on the performance of the lesser performing underlier on the determination date, as shown in the table below. The table below assumes that the notes have not been redeemed, does not include the final coupon, if any, and reflects hypothetical cash settlement amounts that you could receive on the stated maturity date. If the final underlier level of the lesser performing underlier (as a percentage of the initial underlier level) is less than its coupon trigger level, you will not be paid a final coupon at maturity.

The levels in the left column of the table below represent hypothetical final underlier levels of the lesser performing underlier and are expressed as percentages of the initial underlier level of the lesser performing underlier. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level of the lesser performing underlier, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level of the lesser performing underlier and the assumptions noted above.

The Notes Have Not Been Redeemed

Hypothetical Final Underlier Level of the Lesser Performing Underlier	Hypothetical Cash Settlement Amount
(as Percentage of Initial Underlier Level)	(as Percentage of Face Amount)
175.000%	100.000%*
150.000%	100.000%*
125.000%	100.000%*
100.000%	100.000%*
90.000%	100.000%*
80.000%	100.000%*
70.000%	100.000%*
65.000%	100.000%
63.000%	100.000%
60.000%	100.000%
59.999%	59.999%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%
*Does not include the final coupon

If, for example, the notes have not been redeemed and the final underlier level of the lesser performing underlier were determined to be 25.000% of its initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). In addition, if the final underlier level of the lesser performing underlier were determined to be 175.000% of its initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be limited to 100.000% of each $1,000 face amount of your notes, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlier level of the lesser performing underlier over its initial underlier level.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier securities that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors” on page PS-18.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual closing levels of the underliers on any day, the final underlier levels of the underliers or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the closing levels of the underliers and the market value of your notes at any time prior to the stated maturity date. The actual coupon payment, if any, that a holder of the notes will receive on each coupon payment date, the actual amount that you will receive at maturity, if any, and the rate of return on the offered notes will depend on whether or not the notes are redeemed and the actual closing levels of the underliers and the actual final underlier levels determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the coupon to be paid in respect of your notes, if any, and the cash amount to be paid in respect of your notes on the stated maturity date, if any, may be very different from the information reflected in the examples above.

Additional Risk Factors Specific to Your Notes

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 49 and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 17,745. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying underlier supplement no. 49 and the accompanying general terms supplement no. 17,745. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier securities, i.e., with respect to an underlier to which your notes are linked, the securities comprising such underlier. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Notes — Your Notes May Not Have an Active Trading Market” on page S-7 of the accompanying general terms supplement no. 17,745.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the coupons (if any) and return on the notes will be based on the performance of each underlier, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer – Guarantee by The Goldman Sachs Group, Inc.” on page 65 of the accompanying prospectus.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. Subject to our redemption right, the cash settlement amount on your notes, if any, on the stated maturity date will be based on the performance of the lesser performing of the underliers as measured from their initial underlier levels to their closing levels on the determination date. If the final underlier level of the lesser performing underlier for your notes is less than its trigger buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of $1,000 times the lesser performing underlier return. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Return on Your Notes May Change Significantly Despite Only a Small Change in the Level of the Lesser Performing Underlier

If your notes are not redeemed and the final underlier level of the lesser performing underlier is less than its trigger buffer level, you will receive less than the face amount of your notes and you could lose all or a substantial portion of your investment in the notes. This means that while a decrease in the final underlier level of the lesser performing underlier to its trigger buffer level will not result in a loss of principal on the notes, a decrease in the final underlier level of the lesser performing underlier to less than its trigger buffer level will result in a loss of a significant portion of the face amount of the notes despite only a small change in the level of the lesser performing underlier.

You May Not Receive a Coupon on Any Coupon Payment Date

If the closing level of any underlier on the related coupon observation date is less than its coupon trigger level, you will not receive a coupon payment on the applicable coupon payment date. If this occurs on every coupon observation date, the overall return you earn on your notes will be zero or less and such return will be less than you would have earned by investing in a note that bears interest at the prevailing market rate.

You will only receive a coupon on a coupon payment date if the closing level of each underlier on the related coupon observation date is greater than or equal to its coupon trigger level. You should be aware that, with respect to any prior coupon observation dates that did not result in the payment of a coupon, you will not be compensated for any opportunity cost implied by inflation and other factors relating to the time value of money. Further, there is no guarantee that you will receive any coupon payment with respect to the notes at any time and you may lose your entire investment in the notes.

We Are Able to Redeem Your Notes at Our Option

On each coupon payment date commencing in October 2026 and ending in June 2030, we will be permitted to redeem your notes at our option. Even if we do not exercise our option to redeem your notes, our ability to do so may adversely affect the value of your notes. It is our sole option whether to redeem your notes prior to maturity and we may or may not exercise this option for any reason. Because of this redemption option, the term of your notes could be reduced.

The Coupon Does Not Reflect the Actual Performance of the Underliers From the Trade Date to Any Coupon Observation Date or From Coupon Observation Date to Coupon Observation Date

The coupon for each coupon payment date is different from, and may be less than, a coupon determined based on the percentage difference of the closing levels of the underliers between the trade date and any coupon observation date or between two coupon observation dates. Accordingly, the coupons, if any, on the notes may be less than the return you could earn on another instrument linked to the underliers that pays coupons based on the performance of the underliers from the trade date to any coupon observation date or from coupon observation date to coupon observation date.

The Cash Settlement Amount Will Be Based Solely on the Lesser Performing Underlier

If the notes are not redeemed by us, the cash settlement amount will be based on the lesser performing underlier without regard to the performance of the other underliers. As a result, you could lose all or some of your initial investment if the lesser performing underlier return is negative, even if there is an increase in the level of the other underliers. This could be the case even if the other underliers increased by an amount greater than the decrease in the lesser performing underlier.

The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•
the levels of the underliers;
•
the volatility – i.e., the frequency and magnitude of changes – in the closing levels of the underliers;
•
the dividend rates of the underlier securities;
•
economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlier securities, and which may affect the closing levels of the underliers;
•
interest rates and yield rates in the market;
•
the time remaining until your notes mature; and
•
our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of the underliers based on their historical performance.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount you will be paid for your notes on the stated maturity date, if any, or the amount we will pay you upon any early redemption of your notes will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date or date of early redemption will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date or date of early redemption, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the ETFs or Any Underlier Securities

The return on your notes will not reflect the return you would realize if you actually owned the ETFs or underlier securities and received the distributions paid on the shares of the ETFs. You will not receive any dividends that may be paid on any of the underlier securities by the underlier security issuers or the shares of the ETFs. See “—You Have No Shareholder Rights or Rights to Receive Any Shares of the ETFs or Any Underlier security” below for additional information.

You Have No Shareholder Rights or Rights to Receive Any Shares of the ETFs or Any Underlier Security

Investing in your notes will not make you a holder of any shares of the ETFs or any underlier securities. Neither you nor any other holder or owner of your notes will have any rights with respect to the ETFs or the underlier securities, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the ETFs or the underlier securities or any other rights of a holder of any shares of the ETFs or the underlier securities. Your notes will be paid in cash, as will any coupon payments, and you will have no right to receive delivery of any shares of the ETFs or any underlier securities.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

Additional Risks Related to the iShares® 20+ Year Treasury Bond ETF and the State Street® Utilities Select Sector SPDR® ETF (each, an ETF)

The Policies of the ETF Investment Advisor For Any ETF and of the Sponsor of the Underlying Index Tracked By Any ETF Could Affect the Amount Payable on Your Notes and Their Market Value

The ETF investment advisor of any ETF may from time to time be called upon to make certain policy decisions or judgments with respect to such ETF, including those concerning the calculation of the net asset value of such ETF, additions, deletions or substitutions of securities held by such ETF and the manner in which changes affecting the underlying index for such ETF are reflected in such ETF that could affect the market price of the shares of that ETF, and therefore, the amount payable on your notes. The amount payable on your notes and their market value could also be affected if the ETF investment advisor changes its policies, for example, by changing the manner in which it calculates the net asset value of such ETF, or if the ETF investment advisor discontinues or suspends calculation or publication of the net asset value of such ETF, in which case it may become difficult or inappropriate to determine the market value of your notes.

If events such as these occur, the calculation agent — which initially will be GS & Co., our affiliate — may determine the closing level of the ETFs on a coupon observation date or the determination date — and thus the amount payable on a coupon payment date or the stated maturity date, if any — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the closing level of the ETFs on a coupon observation date or the determination date, as applicable, and the amount payable on your notes more fully under “Terms and Conditions — Discontinuance or modification of an underlier” on page PS-6 of this pricing supplement.

In addition, the sponsor of the underlying index of any ETF owns that underlying index and is responsible for the design and maintenance of that underlying index. The policies of a sponsor of any ETF’s underlying index concerning the calculation of a particular underlying index, including decisions regarding the addition, deletion or substitution of the equity securities included in that underlying index, could affect the level of that underlying index and, consequently, could affect the market prices of shares of the related ETF and, therefore, the amount payable on your notes and their market value.

There Is No Assurance That an Active Trading Market Will Continue For the ETFs or That There Will Be Liquidity in Any Such Trading Market; Further, the ETFs Are Subject to Management Risks, Securities Lending Risks and Custody Risks

Although the shares of the ETFs and a number of similar products have been listed for trading on securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of any ETF or that there will be liquidity in the trading market.

In addition, each ETF is subject to management risk, which is the risk that the ETF investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. No ETF is actively managed and each ETF may be affected by a general decline in market segments relating to its underlying index. The ETF investment advisor invests in securities included in, or representative of, its underlying index regardless of their investment merits. The ETF investment advisor does not attempt to take defensive positions in declining markets. In addition, each ETF investment advisor may be permitted to engage in securities lending with respect to a portion of an ETF’s total assets, which could subject the ETF to the risk that the borrower of such loaned securities fails to return the securities in a timely manner or at all.

In addition, the ETFs are subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories.

Further, each ETF is subject to listing standards adopted by the securities exchange on which it is listed for trading. There can be no assurance that the ETFs will continue to meet the applicable listing requirements, or that the ETFs will not be delisted.

Each ETF and Its Underlying Index Are Different and the Performance of Each ETF May Not Correlate With the Performance of Its Underlying Index

Each ETF may not hold all or substantially all of the securities included in its underlying index and may hold securities or assets not included in its underlying index. Therefore, while the performance of each ETF is generally linked to the performance of its underlying index, the performance of each ETF is also linked in part to shares of securities not included in its underlying index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with its ETF investment advisor.

Imperfect correlation between an ETF’s portfolio securities and those in its underlying index, rounding of prices, changes to its underlying index and regulatory requirements may cause tracking error, which is the divergence of an ETF’s performance from that of its underlying index.

In addition, the performance of each ETF will reflect additional transaction costs and fees that are not included in the calculation of its underlying index and this may increase the tracking error of each ETF. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between each ETF and its underlying index. Finally, because the shares of each ETF are traded on an exchange and are subject to market supply and investor demand, the market value of one share of an ETF may differ from the net asset value per share of that ETF.

For all of the foregoing reasons, the performance of any ETF may not correlate with the performance of its underlying index. Consequently, the return on the notes will not be the same as investing directly in each underlying index or in the securities comprising such underlying index, and will not be the same as investing in a debt security with payments linked to the performance of each underlying index.

Additional Risks Related to the State Street® Utilities Select Sector SPDR® ETF

The State Street® Utilities Select Sector SPDR® ETF Is Concentrated in the Utilities Sector and Does Not Provide Diversified Exposure

The State Street® Utilities Select Sector SPDR® ETF is not diversified. The State Street® Utilities Select Sector SPDR® ETF’s assets are concentrated in the utilities sector, which means the State Street® Utilities Select Sector SPDR® ETF is more likely to be more adversely affected by any negative performance of the utilities sector than an underlier that has more diversified holdings across a number of sectors.

Utility companies are affected by supply and demand, operating costs, government regulations, environmental factors, liabilities for environmental damage and general civil liabilities, and rate caps or rate changes. Although rate changes of a regulated utility usually fluctuate in approximate correlation with financing costs, due to political and regulatory factors rate changes ordinarily occur only following a delay after the changes in financing costs. This factor will tend to favorably affect a regulated utility company’s earnings and dividends in times of decreasing costs, but conversely, will tend to adversely affect earnings and dividends when costs are rising. The value of regulated utility equity securities may tend to have an inverse relationship to the movement of interest rates. Certain utility companies have experienced full or partial deregulation in recent years. These utility companies are frequently more similar to industrial companies in that they are subject to greater competition and have been permitted by regulators to diversify outside of their original geographic regions and their traditional lines of business. These opportunities may permit certain utility companies to earn more than their traditional regulated rates of return. Some companies, however, may be forced to defend their core business and may be less profitable. In addition, natural disasters, terrorist attacks, government intervention or other factors may render a utility company’s equipment unusable or obsolete and negatively impact profitability. Among the risks that may affect utility companies are the following: risks of increases in fuel and other operating costs; the high cost of borrowing to finance capital construction during inflationary periods; restrictions on operations and increased costs and delays associated with compliance with environmental and nuclear safety regulations; and the difficulties involved in obtaining natural gas for resale or fuel for generating electricity at reasonable prices. Other risks include those related to the construction and operation of nuclear power plants, the effects of energy conservation and the effects of regulatory changes.

Additional Risks Related to the iShares® 20+ Year Treasury Bond ETF

Your Investment Is Subject to Concentration Risks

The iShares® 20+ Year Treasury Bond ETF invests in U.S. Treasury bonds that are all obligations of the United States with a similar remaining time to maturity. As a result, the iShares® 20+ Year Treasury Bond ETF is concentrated in the performance of bonds issued by a single issuer and having the same general tenor and terms. Although your investment in the notes will not result in the ownership or other direct interest in the U.S. Treasury bonds held by the iShares® 20+ Year Treasury Bond ETF, the return on your investment in the notes will be subject to certain risks similar to those associated with direct investment in a U.S. Treasury bonds. This increases the risk that any downgrade of the credit ratings of the U.S. government from its current ratings, any increase in risk that the U.S. Treasury may default on its obligations by the market (whether for credit or legislative process reasons) or any other market events that create a decrease in demand for U.S. Treasury bonds would significantly adversely affect the iShares® 20+ Year Treasury Bond ETF. In addition, to the extent that any such decrease in demand is more concentrated in the particular U.S. Treasury bond maturities owned by the iShares® 20+ Year Treasury Bond ETF, the iShares® 20+ Year Treasury Bond ETF could be severely affected.

The iShares® 20+ Year Treasury Bond ETF May Change in Unexpected Ways

The underlying index to which the iShares® 20+ Year Treasury Bond ETF is linked tends to have very limited public disclosure about the underlying index. The index sponsor of this index retains discretion to make changes to the underlying index at any time. The lack of detailed information about the underlying index and how its constituents may change in the future creates the risk that the underlying index could change in the future to perform much differently from the way it would perform if such changes were not made. If the underlying index is changed in unexpected ways, the iShares® 20+ Year Treasury Bond ETF would similarly change to better reflect the underlying index. The performance of the iShares® 20+ Year Treasury Bond ETF could be adversely affected in that case, which could adversely affect your investment in the notes.

Your Investment Is Subject to Income Risk and Interest Rate Risk

The iShares® 20+ Year Treasury Bond ETF’s income may decline when interest rates fall. This decline can occur because the iShares® 20+ Year Treasury Bond ETF must invest in lower-yielding bonds as bonds in its portfolio fall outside the time to maturity limits required by the iShares® 20+ Year Treasury Bond ETF’s investment objective or are called, bonds in the underlying index are substituted or the iShares® 20+ Year Treasury Bond ETF otherwise needs to purchase additional bonds. In addition, an increase in interest rates may cause the value of the fixed rate bonds held by the iShares® 20+ Year Treasury Bond ETF to decrease, may lead to heightened volatility in the fixed income markets and may adversely affect the liquidity of certain fixed income bonds. Bonds with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than bonds with shorter durations. If any of these events occur, the shares of the iShares® 20+ Year Treasury Bond ETF invested in bonds and the amount payable on your notes could be adversely affected.

Risks Related to the SPDR® Gold Trust

The Policies of the SPDR® Gold Trust’s Investment Advisor Could Affect the Amount Payable on Your Notes and Their Market Value

The SPDR® Gold Trust’s investment advisor may be called upon to make certain policy decisions or judgments with respect to the SPDR® Gold Trust, including those concerning the calculation of the net asset value of the SPDR® Gold Trust, additions, deletions or substitutions of assets in the SPDR® Gold Trust. Such determinations could affect the market price of the shares of the SPDR® Gold Trust, and therefore, the amount payable on your notes. The amount payable on your notes and their market value could also be affected if the ETF investment advisor changes these policies, for example, by changing or discontinuing the manner in which it evaluates the assets held by the SPDR® Gold Trust and the manner in which it calculates the net asset value of the SPDR® Gold Trust, in which case it may become difficult or inappropriate to determine the market value of your notes.

If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the closing level of the SPDR® GoldTrust on a coupon observation date or the determination date — and thus the amount payable on a coupon payment date or the stated maturity date, if any — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the closing level of the SPDR® Gold Trust on a coupon observation date or the determination date, as applicable, and the amount payable on your notes more fully under “Terms and Conditions— Discontinuance or modification of an underlier” on page PS-6 of this pricing supplement.

There Is No Assurance That an Active Trading Market Will Continue For the SPDR® Gold Trust or That There Will Be Liquidity in Any Such Trading Market; Further, the SPDR® Gold Trust Is Subject to Custody Risks

Although the shares of the SPDR® Gold Trust and a number of similar products have been listed for trading on securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the SPDR® Gold Trust or that there will be liquidity in the trading market.

The purpose of the SPDR® Gold Trust is to own gold transferred to the SPDR® Gold Trust in exchange for shares issued by the SPDR® Gold Trust. The SPDR® Gold Trust is not actively managed and may be affected by a decline in the price of gold.

In addition, the SPDR® Gold Trust is subject to custody risk, which refers to the risks in safekeeping the SPDR® Gold Trust’s gold bars and facilitating the transfer of gold bars into and out of the SPDR® Gold Trust.

Ongoing Commodities-Related Regulatory Investigations And Private Litigation Could Affect Prices for Commodities, Which Could Adversely Affect Your Notes

An increased focus on price setting and trading prices by regulators and exchanges recently have resulted in a number of changes to the ways in which prices are determined, including prices for commodities. This increased focus also resulted in the publication of standards for benchmark setting by the International Organization of Securities Commissions. Investigations by regulatory authorities, enforcement actions and criminal proceedings in the United States and around the world, and private litigation regarding potential direct and indirect manipulation of the trading prices of certain commodities, are ongoing against a number of firms.

These ongoing investigations, actions, proceedings and litigations may result in further review by exchanges and regulators of the methods by which commodities prices are determined and the manner in which commodities are traded and changes to those methods. In addition, changes to other commodity-related activities, such as storage facilities and delivery methods, may also occur. If any of these changes occur, the price of the commodity to which your notes may be linked may be affected, which may thereby adversely affect the price of the SPDR® Gold Trust and your notes.

In addition, if alleged trading price manipulation or other alleged conduct that may have artificially affected prices has occurred or is continuing, certain published commodity prices (including historical prices) may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been. In particular, the historical trading information of the commodity to which your notes may be linked may be incorrect and, as a result, may not be representative of the prices or changes in prices or the volatility of the commodity to which your notes may be linked. In the future, any such artificially lower (or higher) prices could have an adverse impact on the relevant commodities or commodity contracts and any payments on, and the value of, your notes and the trading market for your notes.

Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Notes

The Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank), which effected substantial changes to the regulation of the futures and over-the-counter (OTC) derivatives markets, was enacted in July 2010. Dodd-Frank required regulators, including the Commodity Futures Trading Commission (CFTC), to adopt regulations to implement many of the requirements of the legislation. While the CFTC has adopted the required regulations, some of them have only recently become effective. The ultimate impact of the regulatory scheme, therefore, cannot yet be fully determined. Under Dodd-Frank, in October 2020 the CFTC adopted a rule to impose limits on the size of positions that can be held by market participants in futures and OTC derivatives on physical commodities. Required compliance with the new position limits rule began on January 1, 2022 for physical commodity futures (and any associated referenced contracts other than economically equivalent swaps) and on January 1, 2023 for economically equivalent swaps. Despite the compliance date for economically equivalent swaps having passed, there remains substantial market uncertainty as to the exact scope of what constitutes an economically equivalent swap. The CFTC also has adopted final rules governing the aggregation of positions by market participants under common control and by trading managers. While the ultimate scope and impact of the position limit and aggregation rules, as well as other CFTC rules, cannot be conclusively determined at present, these new requirements could restrict the ability of certain market participants to participate in the commodities, futures and swap markets and markets for other OTC derivatives on physical commodities to the extent and at the levels that they have in the past. These factors may also have the effect of reducing liquidity and increasing costs in these markets as well as affecting the structure of the markets in other ways.

In addition, these legislative and regulatory changes have increased, and will continue to increase, the level of regulation of markets and market participants, and therefore the costs of participating in the commodities, futures and OTC derivatives markets. Without limitation, these changes require many OTC derivatives transactions to be executed on regulated exchanges or trading platforms and cleared through regulated clearing houses. Swap dealers (as defined by the CFTC) are also required to be registered and are subject to various regulatory requirements, including, but not limited to, posting and collecting margin for un-cleared OTC swaps traded bilaterally with financial entities, recordkeeping, reporting and various business conduct requirements, as well as minimum financial capital requirements. These legislative and regulatory changes, and the resulting increased costs and regulatory oversight requirements, could result in market participants being required to, or deciding to, limit their trading activities, which could cause reductions in market liquidity and increases in market volatility. In addition, transaction costs incurred by market participants are likely to be higher than in the past, reflecting the costs of compliance with the new regulations. These consequences could adversely affect the level of the SPDR® Gold Trust, which could in turn adversely affect the return on and value of your notes.

In addition, other regulatory bodies have passed or proposed, or may propose in the future, legislation similar to Dodd-Frank or other legislation containing other restrictions that could adversely impact the liquidity of and increase costs of participating in the commodities markets. For example, the European Union (“EU”) Markets in Financial Instruments Directive (Directive 2014/65/EU) and Markets in Financial Instruments Regulation (Regulation (EU) No 600/2014) (together “MiFID II”), which has applied since January 3, 2018, governs the provision of investment services and activities in relation to, as well as the organized trading of, financial instruments such as shares, bonds, units in collective investment schemes and derivatives. In particular, MiFID II requires EU Member States to apply position limits to the size of a net position which a person can hold at any time in commodity derivatives traded on EU trading venues and in “economically equivalent” OTC contracts. By way of further example, the European Market Infrastructure Regulation (Regulation (EU) No 648/2012) (“EMIR”) introduced certain requirements in respect of OTC derivatives including: (i) the mandatory clearing of OTC derivative contracts declared subject to the clearing obligation; (ii) risk mitigation techniques in respect of uncleared OTC derivative contracts, including the mandatory margining of uncleared OTC derivative contracts; and (iii) reporting and recordkeeping requirements in respect of all derivative contracts. In the event that the requirements under EMIR and MiFID II apply, these are expected to increase the cost of transacting derivatives.

The SPDR® Gold Trust Is a Concentrated Investment in a Single Commodity and Does Not Provide Diversified Exposure

The SPDR® Gold Trust is concentrated in a single commodity. As a result, the performance of the SPDR® Gold Trust will be concentrated in the performance of that specific commodity. Although your investment in the notes will not result in the ownership or other direct interest in the commodity held (directly or indirectly) by the SPDR® Gold Trust, the return on your investment in the notes will be subject to certain risks similar to those associated with direct investment in that commodity. This increases the risk that any market events that create a decrease in demand for or the trading price of the commodity would significantly adversely affect the SPDR® Gold Trust, which could have an adverse impact on the value of the notes.

The Value of the Shares of the SPDR® Gold Trust Relates Directly to the Value of the Gold Held by the SPDR® Gold Trust and Fluctuations in the Price of Gold Could Materially Adversely Affect an Investment in the SPDR® Gold Trust’s Shares

The shares are designed to mirror as closely as possible the performance of the price of gold, and the value of the shares relates directly to the value of the gold held by the SPDR® Gold Trust, less the trust’s liabilities (including estimated accrued expenses). The price of gold has fluctuated widely over the past several years. Several factors may affect the price of gold, including, but not limited to:

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global supply and demand of gold, which may be influenced by such factors as gold’s uses in jewelry, technology and industrial applications, purchases made by investors in the form of bars, coins and other gold products, forward selling by gold producers, purchases made by gold producers to unwind their hedge positions, central bank purchases and sales, and production and cost levels in the major gold-producing countries such as China, the United States and Australia;
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interest rates;
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investors’ expectations concerning inflation rates;
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currency exchange rates;
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investment and trading activities of hedge funds and commodity funds;
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global or regional political, economic, public health or financial events and situations, especially those unexpected in nature; and
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other economic variables such as income growth, economic output and monetary policies.

Gold markets have historically experienced extended periods of flat or declining prices, in addition to sharp fluctuations.

Fees and Expenses Payable by the SPDR® Gold Trust Are Charged Regardless of Profitability and May Result in a Depletion of its Assets

The SPDR® Gold Trust is subject to fees and expenses, which are payable irrespective of profitability. Interest earned on the assets posted as collateral is paid to the SPDR® Gold Trust and is used to pay fees and expenses. A prolonged decline in interest rates could materially affect the amount of interest paid to the SPDR® Gold Trust. In the case of either an extraordinary expense and/or insufficient interest income to cover ordinary expenses, the SPDR® Gold Trust could be forced to liquidate its positions in gold to pay such expenses.

Potential Discrepancies, or Future Changes, in the Calculation of the LBMA Gold Price PM Could Have an Adverse Effect on the Value of the SPDR® Gold Trust

The value of the gold held by the SPDR® Gold Trust is determined using the LBMA Gold Price PM, which is the LBMA Gold Price determined at 3:00 pm (London time) on the particular day. ICE Benchmark Administration

(IBA) is the administrator for the LBMA Gold Price PM, and IBA provides the auction platform, methodology as well as overall independent administration and governance for the LBMA Gold Price. As the administrator of the LBMA Gold Price, IBA operates an electronic and tradeable auction process. The price formation is in U.S. dollars only and prices are set twice daily at 10:30 a.m. and 3:00 p.m. (London time). Within the process, aggregated gold bids and offers are updated in real-time with the imbalance calculated and the price updated every 30 seconds until the buy and sell orders are matched.

If the LBMA Gold Price PM does not prove to be an accurate benchmark, and the LBMA Gold Price PM varies materially from the price of gold determined by other mechanisms, the net asset value of the SPDR® Gold Trust and, therefore, the value of an investment in the shares could be adversely impacted. Further, the calculation of the LBMA Gold Price PM is not an exact process, but is based upon a procedure of matching orders from participants in the auction process and their customers to sell gold with orders from participants in the auction process and their customers to buy gold at particular prices. The LBMA Gold Price PM does not therefore purport to reflect each buyer or seller of gold in the market, nor does it purport to set a definitive price for gold at which all orders for sale or purchase will take place on that particular day or time. All orders placed into the auction process by the participants will be executed on the basis of the price determined pursuant to the LBMA Gold Price PM auction process. Any future developments or changes in the determination of the LBMA Gold price PM, to the extent they have a material impact on the LBMA Gold Price PM, could adversely impact the net asset value of the SPDR® Gold Trust and the value of the shares.

The Amount of Gold Represented by the Shares of the SPDR® Gold Trust Will Continue to Be Reduced During the Life of the SPDR® Gold Trust Due to the SPDR® Gold Trust’s Expenses

Each outstanding share represents a fractional, undivided interest in the gold held by the SPDR® Gold Trust. The SPDR® Gold Trust does not generate any income and regularly sells gold to pay for its ongoing expenses. Therefore, the amount of gold represented by each share has gradually declined over time. This is also true with respect to shares that are issued in exchange for additional deposits of gold into the SPDR® Gold Trust, as the amount of gold required to create shares proportionately reflects the amount of gold represented by the shares outstanding at the time of creation. Assuming a constant gold price, the trading price of the shares is expected to gradually decline relative to the price of gold as the amount of gold represented by the shares gradually declines.

Termination or Liquidation of the SPDR® Gold Trust Could Adversely Affect the Value of the Notes

The SPDR® Gold Trust is a Delaware statutory trust. The trust may be required to terminate and liquidate at a time that is disadvantageous to you. If the trust is required to terminate and liquidate, such termination and liquidation could occur at a time when the price of gold is lower than the price of gold at the time when you purchased your notes, which could have an adverse impact on the value of the notes.

Risks Related to Tax

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Your Notes May Be Subject to the Constructive Ownership Rules

There exists a risk that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to all or a portion of your notes. If all or a portion of your notes were subject to the constructive ownership rules, then all or a portion of any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your notes would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

The Underliers

S&P 500® Index

The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy and is intended to provide a performance benchmark for the large-cap U.S. equity markets. For more details about the S&P 500® Index, the underlier sponsor and license agreement between the underlier sponsor and the issuer, see “The Underliers — S&P 500® Index” on page S-130 of the accompanying underlier supplement no. 49.

The S&P 500® Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates and neither S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates make any representation regarding the advisability of investing in such notes.

State Street® Utilities Select Sector SPDR® ETF

The shares of the State Street® Utilities Select Sector SPDR® ETF (the “underlier”) are issued by the Select Sector SPDR® Trust (the “trust”), a registered investment company.

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The underlier is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of the Utilities Select Sector Index (the “index”). The index includes companies in the S&P 500® Index that have been identified as Utilities companies by the Global Industry Classification Standard, including securities of companies from the following industries: electric utilities; water utilities; multi-utilities; independent power and renewable electricity producers; and gas utilities. The S&P 500® Index is a broad-based securities market index that includes common stocks of approximately 500 companies from a number of sectors representing a significant portion of the market value of all stocks publicly traded in the United States.
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The return on your notes is linked to the performance of the underlier, and not to that of the index on which the underlier is based. The performance of the underlier may significantly diverge from that of its index.
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The underlier’s investment advisor is SSGA Funds Management, Inc.
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The underlier’s shares trade on the NYSE Arca under the ticker symbol “XLU”.
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The trust’s SEC CIK Number is 0001064641.
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The underlier’s inception date was December 16, 1998.

Effective December 1, 2025, the underlier changed its name from Utilities Select Sector SPDR® Fund to State Street® Utilities Select Sector SPDR® ETF.

Where Information About the Underlier Can Be Obtained

Information filed by the trust with the U.S. Securities and Exchange Commission (“SEC”) electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is sec.gov. Information filed with the SEC by the trust, including its reports to shareholders, can be located by referencing its CIK number referred to above. In addition, information regarding the underlier (including its fees and top ten holdings and weights) may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the underlier’s website. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the trust with the SEC.

We Obtained the Information About the Underlier From the Trust’s Publicly Available Information

This pricing supplement relates only to your note and does not relate to the underlier. We have derived all information about the underlier in this pricing supplement from the publicly available information referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the underlier in connection with the offering of your note. Furthermore, we do not know whether all events occurring before the date of this pricing supplement – including events that would affect the accuracy or completeness of the publicly available documents referred to above and the trading prices of shares of the underlier – have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the underlier could affect the value you will receive at maturity and, therefore, the market value of your note.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier.

We or any of our affiliates may currently or from time to time engage in business with the trust, including making loans to or equity investments in the trust or providing advisory services to the trust, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the trust and, in addition, one or more of our affiliates may publish research reports about the underlier. As an investor in a note, you should undertake such independent investigation of the trust as in your judgment is appropriate to make an informed decision with respect to an investment in a note.

iShares® 20+ Year Treasury Bond ETF

The shares of the iShares® 20+ Year Treasury Bond ETF (the “underlier”) are issued by iShares® Trust (the “trust”), a registered investment company.

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The underlier is an exchange-traded fund that seeks investment results which correspond generally to the price and yield performance, before fees and expenses, of the ICE U.S. Treasury 20+ Year Bond Index (the “index”). The index measures the performance of public obligations of the U.S. Treasury that have a remaining maturity greater than or equal to twenty years.
•
The return on your notes is linked to the performance of the underlier, and not to that of the index on which the underlier is based. The underlier follows a strategy of “representative sampling,” which means the underlier’s holdings are not the same as those of its index. The performance of the underlier may significantly diverge from that of its index.
•
The underlier’s investment advisor is BlackRock Fund Advisors.
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The underlier’s shares trade on the Nasdaq under the ticker symbol “TLT”.
•
The trust’s SEC CIK Number is 0001100663.
•
The underlier’s inception date was July 22, 2002.

Where Information About the Underlier Can Be Obtained

Information filed by the trust with the U.S. Securities and Exchange Commission (“SEC”) electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is sec.gov. Information filed with the SEC by the trust, including its reports to shareholders, can be located by referencing its CIK number referred to above.

In addition, information regarding the underlier (including its fees, top ten holdings and weights) may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the underlier’s website. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the trust with the SEC.

We Obtained the Information About the Underlier From the Trust’s Publicly Available Information

This pricing supplement relates only to your note and does not relate to the underlier. We have derived all information about the underlier in this pricing supplement from the publicly available information referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the underlier in connection with the offering of your note. Furthermore, we do not know whether all events occurring before the date of this pricing supplement — including events that would affect the accuracy or completeness of the publicly available documents referred to above and the trading price of shares of the underlier — have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the underlier could affect the value you will receive at maturity and, therefore, the market value of your note.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier.

We or any of our affiliates may currently or from time to time engage in business with the trust, including making loans to or equity investments in the trust or providing advisory services to the trust, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the trust and, in addition, one or more of our affiliates may publish research reports about the underlier. As an investor in a note, you should undertake such independent investigation of the trust as in your judgment is appropriate to make an informed decision with respect to an investment in a note.

SPDR® Gold Trust

The SPDR® Gold Trust (the “trust”) issues shares (the “shares”) representing units of fractional undivided beneficial interest in and ownership of the trust.

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The purpose of the trust is to hold gold bars and, from time to time, issue shares in exchange for deposits of gold and distribute gold in connection with redemptions of shares. The trust seeks to reflect the performance of the price of gold bullion, less the expenses of the trust’s operations. The shares are designed to be a cost-effective and convenient way to invest in gold.
•
The trust’s trustee is BNY Mellon Asset Servicing, a division of The Bank of New York Mellon
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The shares trade under the ticker symbol “GLD” on the NYSE Arca.
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The trust’s SEC CIK Number is 0001222333.
•
The trust’s inception date was November 12, 2004.

Where Information About the Trust Can Be Obtained

Information filed by the trust with the U.S. Securities and Exchange Commission (“SEC”) electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is sec.gov. Information filed with the SEC by the trust, including its reports to shareholders, can be located by referencing its CIK number referred to above. In addition, information regarding the trust (including its fees) may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the trust’s website. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the trust with the SEC.

We Obtained the Information About the Trust From the Trust’s Publicly Available Information

This pricing supplement relates only to your note and does not relate to the trust. We have derived all information about the trust in this pricing supplement from the publicly available information referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the trust in connection with the offering of your note. Furthermore, we do not know whether all events occurring before the date of this pricing supplement — including events that would affect the accuracy or completeness of the publicly available documents referred to above and the trading price of shares of the trust — have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the trust could affect the value you will receive at maturity and, therefore, the market value of your note.

Neither we nor any of our affiliates make any representation to you as to the performance of the trust.

We or any of our affiliates may currently or from time to time engage in business with the trust, including making loans to or equity investments in the trust or providing advisory services to the trust, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the trust and, in addition, one or more of our affiliates may publish research reports about the trust. As an investor in a note, you should undertake such independent investigation of the trust as in your judgment is appropriate to make an informed decision with respect to an investment in a note.

Historical Closing Levels of the Underliers

The closing levels of the underliers have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underliers have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing level of any underlier during the period shown below is not an indication that such underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical closing levels of an underlier as an indication of the future performance of an underlier, including because of recent volatility described above. We cannot give you any assurance that the future performance of any underlier or the underlier securities will result in you receiving any coupon payments or receiving the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underliers. Before investing in the offered notes, you should consult publicly available information to determine the relevant underlier levels between the date of this pricing supplement and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent levels of the underliers. The actual performance of an underlier over the life of the offered notes, as well as the cash settlement amount at maturity may bear little relation to the historical levels shown below.

The graphs below show the daily historical closing levels of each underlier from January 1, 2021 through July 2, 2026. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities, most bonds and most commodities and, as a result, the level of most equity indices, most equity ETFs, most bond ETFs and most commodity ETFs. We obtained the levels in the graphs below from Bloomberg Financial Services, without independent verification.

Historical Performance of the S&P 500® Index

Historical Performance of the iShares® 20+ Year Treasury Bond ETF

The daily historical closing prices for the State Street® Utilities Select Sector SPDR® ETF in the graph below have been adjusted for a 2-for-1 stock split that became effective before the market open on December 5, 2025.

Historical Performance of the State Street® Utilities Select Sector SPDR® ETF

Historical Performance of the SPDR® Gold Trust

Supplemental Discussion of U.S. Federal Income Tax ConsequenceS

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin llp that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

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a dealer in securities or currencies;
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a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
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a bank;
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a life insurance company;
•
a regulated investment company;
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an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
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a tax exempt organization;
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a partnership;
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a person that owns a note as a hedge or that is hedged against interest rate risks;
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a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
•
a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

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a citizen or resident of the United States;
•
a domestic corporation;
•
an estate whose income is subject to U.S. federal income tax regardless of its source; or
•
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as income-bearing pre-paid derivative contracts in respect of the underliers. Except as otherwise stated below, the discussion below assumes that the notes will be so treated.

Coupon payments that you receive should be included in ordinary income at the time you receive the payment or when the payment accrues, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Upon the sale, exchange, redemption or maturity of your notes, you should recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or maturity (excluding any amounts attributable to accrued and unpaid coupon payments, which will be taxable as described above) and your tax basis in your notes. Your tax basis in your notes will generally be equal to the amount that you paid for the notes. Such capital gain or loss should generally be short-term capital gain or loss if you hold the notes for one year or less, and should be long-term capital gain or loss if you hold the notes for more than one year. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

In addition, the constructive ownership rules of Section 1260 of the Internal Revenue Code could possibly apply to all or a portion of your notes. If all or a portion of your notes were subject to the constructive ownership rules, then all or a portion of any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your notes would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments.

Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange, redemption or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to persons who purchase a note at other than the adjusted issue price as determined for tax purposes.

It is possible that the Internal Revenue Service could assert that your notes should generally be characterized as described above, except that (1) the gain you recognize upon the sale, exchange, redemption or maturity of your notes should be treated as ordinary income or (2) you should not include the coupon payments in income as you receive them but instead you should reduce your basis in your notes by the amount of coupon payments that you receive. It is also possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above.

It is also possible that the Internal Revenue Service could assert that your notes should be treated as giving rise to “collectibles” gain or loss if you have held your notes for more than one year, although we do not think such a treatment would be appropriate in this case because a sale or exchange of the notes is not a sale or exchange of a collectible but is rather a sale or exchange of a derivative contract that reflects, in part, through the SPDR® Gold Trust, the value of a collectible. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

It is also possible that the Internal Revenue Service could seek to characterize your notes as notional principal contracts. It is also possible that the coupon payments would not be treated as either ordinary income or interest for U.S. federal income tax purposes, but instead would be treated in some other manner.

You should consult your tax advisor as to possible alternative characterizations of your notes for U.S. federal income tax purposes.

Possible Change in Law

In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

In addition, on December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Non-United States Holders

This section applies to you only if you are a non-United States holder. You are a non-United States holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•
a nonresident alien individual;
•
a foreign corporation; or
•
an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

Because the U.S. federal income tax treatment (including the applicability of withholding) of the coupon payments on the notes is uncertain, in the absence of further guidance, we intend to withhold on the coupon payments made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not make payments of any additional amounts. To claim a reduced treaty rate for withholding, you generally must provide a valid Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8BEN-E, or an acceptable substitute form upon which you certify, under penalty of perjury, your status as a non-United States holder and your entitlement to the lower treaty rate. Payments will be made to you at a reduced treaty rate of withholding only if such reduced treaty rate would apply to any possible characterization of the payments (including, for example, if the coupon payments were characterized as contract fees). Withholding also may not apply to coupon payments made to you if: (i) the coupon payments are “effectively connected” with your conduct of a trade or business in the United States and are includable in your gross income for U.S. federal income tax purposes, (ii) the coupon payments are attributable to a permanent establishment that you maintain in the United States, if required by an applicable tax treaty, and (iii) you comply with the requisite certification requirements (generally, by providing an Internal Revenue Service Form W-8ECI). If you are eligible for a reduced rate of United States withholding tax, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the Internal Revenue Service.

“Effectively connected” payments includable in your United States gross income are generally taxed at rates applicable to United States citizens, resident aliens, and domestic corporations; if you are a corporate non-United States holder, “effectively connected” payments may be subject to an additional “branch profits tax” under certain circumstances.

You will also be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation – Taxation of Debt Securities – Non-United States Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective non-United States holders of the notes should consult their tax advisors in this regard.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any coupon payments and any amounts you receive upon the sale, exchange, redemption or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the ETFs or on the stocks included in the S&P 500® Index during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to any coupon payment or the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

Supplemental plan of distribution; CONFLICTS OF INTEREST

See “Supplemental Plan of Distribution” on page S-51 of the accompanying general terms supplement no. 17,745 and “Plan of Distribution — Conflicts of Interest” on page 127 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $15,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of 0.3% of the face amount. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. We have been advised that GS&Co. will also pay a fee to iCapital Markets LLC, a broker-dealer in which an affiliate of GS Finance Corp. holds an indirect minority equity interest, for services it is providing in connection with this offering.

We will deliver the notes against payment therefor in New York, New York on July 7, 2026. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system.

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by GS Finance Corp., such notes have been authenticated by the trustee pursuant to the indenture, and such notes have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such notes will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 27, 2025, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on January 27, 2025.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 17,745, the accompanying underlier supplement no. 49, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 17,745, the accompanying underlier supplement no. 49, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 17,745, the accompanying underlier supplement no. 49, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$946,000

GS Finance Corp.

Callable Contingent Coupon Underlier-Linked Notes due 2030

guaranteed by

The Goldman Sachs Group, Inc.

____________

____________

Goldman Sachs & Co. LLC